FOR IMMEDIATE RELEASE
JUNE 19, 2006
FIRST CHARTER AGREES TO SELL TWO BRANCHES TO
UNITED COMMUNITY BANKS
United Community Banks Will Purchase Branches in Sylva and Bryson City, NC
CHARLOTTE, North Carolina — First Charter Bank, a wholly owned subsidiary of First Charter Corporation (NASDAQ: FCTR), today announced an agreement to sell their Sylva (Jackson County) and Bryson City (Swain County), North Carolina branches to United Community Banks, Inc. (NASDAQ: UCBI), headquartered in Blairsville, GA.
Bob James, President & CEO of First Charter, stated, “We are continually evaluating the performance of our different lines of business, looking for ways that we can increase our productivity and profitability. After much discussion, we felt that it would be in the best interest of our customers and teammates in Sylva and Bryson City to find a partner that was committed to building upon our strong track record of exceptional service in these markets. We’re pleased that United Community Bank understands the value of our Sylva and Bryson City teams and that they intend to keep the teams in place to benefit our customers and the community.”
Jimmy Tallent, President and Chief Executive Officer of United Community Banks, Inc. said, “We are very pleased to have this opportunity to expand within these excellent North Carolina markets. We look forward to the First Charter employees joining us and providing our new customers with the high level of customer service and warm, friendly banking environment for which we are known.”

First Charter currently operates 58 financial centers, including nine in the mountains and foothills of western North Carolina. Bob James commented, “We are committed to building our franchise in western North Carolina, as evidenced by the loan production office we opened in Asheville late last year.”
Under the terms of the agreement, United Community Banks will acquire the loans and fixed assets, as well as assume the deposits of each branch. As of March 31, 2006, total loans were $9 million and deposits were $37 million. The transaction is expected to close late in the third quarter of this year, subject to regulatory approvals.
Corporate Profile
First Charter Corporation is a regional financial services company with assets of $4.3 billion and is the holding company for First Charter Bank. First Charter operates 58 financial centers, four insurance offices and 139 ATMs located throughout North Carolina. First Charter also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter may be found by visiting www.firstcharter.com or by calling 1-704-688-4505. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.